Mail Stop 4561

      August 16, 2005


      VIA USMAIL and FAX (303) 238-3368

Mr. Michael I. Ruxin, M.D.
Acting Chief Financial Officer
Global Med Technologies, Inc.
12600 West Colfax, Suite C-420
Lakewood, Colorado 80215

      Re:	Global Med Technologies, Inc.
      Form 10-K for the year ended 12/31/2004
      Filed on 3/4/2005
      File No. 000-22083


Dear Mr. Michael I. Ruxin, M.D.:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



Linda Van Doorn
      Senior Assistant Chief Accountant







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